Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “COINSHARES LITECOIN ETF”, FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2024, AT 6:47 O`CLOCK P.M.

10033003 8100	Authentication: 205105550
SR# 20244451227	Date: 12-11-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST

OF

COINSHARES LITECOIN ETF

THIS Certificate of Trust of CoinShares Litecoin ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

1. Name. The name of the statutory trust formed by this Certificate of Trust is CoinShares Litecoin ETF.

2. Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 381 l(a)(l) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:47 PM 12/10/2024
FILED 06:47 PM 12/10/2024
SR 20244451227 - File Number 10033003